EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 27, 2013, with respect to the consolidated financial statements of Eyston Company Limited a joint venture investee included in the Annual Report of Universal Security Instruments, Inc. on Form 10-K for the year ended March 31, 2013. We hereby consent to the inclusion of said report in the Registration Statement of Universal Security Instruments, Inc. on Form S-8 (File No. 333-182633, effective July 12, 2012) pertaining to the Universal Security Instruments, Inc. 2011 Non-Qualified Stock Option Plan.

GRANT THORNTON HONG KONG

Hong Kong

June 27, 2013